Exhibit 10.16

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into as of January 11, 2010 (“Effective Date”) by and among VIRENDER SHARMA, M.D. (“Dr. Sharma” or “Licensee”), who is an Arizona resident and ENDOSTIM, INC., a Delaware corporation (“Endostim” or “Licensor”) (individually, a “Party” and collectively, the “Parties”).

RECITALS:

A. Pursuant to a Patent Assignment Agreement entered into on September 2, 2009, as amended, Dr. Sharma transferred to Endostim all of his rights, title, and interest in and to each of the U.S. and PCT patent applications listed on Exhibit A to this Agreement, and all applications or patents, whether foreign or domestic, related thereto or relying on such applications for priority, (“Patents”) subject to an agreement that (I) Endostim limits its practice of the Patents, including any making, using, selling, offering for sale, or importing products claimed in such Patents, to the field of (a) the treatment or therapy of gastroesophageal reflux or gastroesophageal reflux diseases and all esophageal and extraesophageal conditions caused by gastroesophageal reflux or gastroesophageal reflux disease and/or obesity using electrostimulation in the stomach alone or in combination with the esophagus or (b) the treatment or therapy of any condition or indication using electrostimulation in the esophagus (collectively, the “Field”) and (II) Endostim grants back to Dr. Sharma the exclusive, world-wide, royalty-free right to practice the Patents, including any making, using, selling, offering for sale, or importing products claimed in such Patents, so long as such practice is outside the Field.

B. The Parties now wish to formalize their prior agreement by having Endostim grant Dr. Sharma the exclusive, world-wide, royalty-free right to practice the Patents, including any right to make, use, sell, offer for sale, or import products claimed in such Patents, outside the Field based upon the terms, and subject to the conditions, of this Agreement.

In consideration of the promises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENTS:

1. Recitals and Exhibits. The Recitals set forth above and the Exhibits to this Agreement are incorporated herein by this reference as if fully set forth herein and are acknowledged and agreed to by the Parties.

2. Grant. In consideration of the transfer of rights made pursuant to the Patent Assignment Agreement entered into on September 2, 2009:

2.1 Subject to the right of first refusal set forth in Section 3.2 of that certain Patent Assignment Agreement, dated September 2, 2009, by and among Licensor, Licensee, Sarah Sharma and EndoStim, Inc., an Arizona corporation, Licensor immediately grants Licensee the sole and exclusive right to make, have made, use, sell, offer for sale, transfer, distribute, import, and/or market any and all inventions claimed by the Patents for therapy and/or treatment outside of the Field (“Technology Outside the Field”).

2.2 The exclusive license grant made in Section 2.1 (“Exclusive License”) is a worldwide, royalty-free license which requires no further consideration or compensation by Licensee to Licensor to remain in force and valid.

2.3 Licensee shall further have the sole right to sublicense any and all rights exclusively licensed to Licensee under this Section 2. Any such sublicense shall be consistent with the terms of this Agreement and shall include an obligation for each such sublicense to comply with the applicable obligations of Licensee as set forth in this Agreement. The granting of a sublicense by Licensee shall not operate to relieve Licensee from any of its obligations under this Agreement.

3. Prosecution of the Patents. Licensor shall be solely responsible for prosecuting and maintaining the Patents in all domestic and foreign jurisdictions selected by Licensor, if any. Notwithstanding the above, Licensor further agrees to provide Licensee with copies of all communications with the Patent Office related to the Patents within twenty (20) days of receipt from, or transmission to, the Patent Office. Licensor further agrees that, if Licensee wishes to include, within one or more Patents, claims specifically directed to Technology Outside the Field and/or pursue Patent claim coverage in any foreign country for Technology Outside the Field, Licensee may submit a written request for such claims to Licensor. Within forty five (45) days, Licensor shall respond to Licensee’s written request by either a) approving such request, subject to reasonable revisions and Licensee’s payment to Licensor for the legal costs of pursuing such claim coverage, or b) denying such request based upon its reasonable and good faith belief that the pursuit of the requested claims would be detrimental to obtaining patent claims covering technologies within the Field.

4. Improvements. In the event Licensee creates any Improvement (as defined below), Licensee hereby grants Licensor a perpetual, worldwide, royalty-free, exclusive license, with the right to grant sublicenses, to such Improvements, and any intellectual property rights related thereto, to make, have made, use, sell, offer for sale, transfer, distribute, import, and/or market any products or services utilizing suh Improvements in the Field. “Improvement” shall mean all patentable and non-patentable inventions, discoveries, technology and information of any type whatsoever, including without limitation, methods, processes, technical information, knowledge, and know-how which use, incorporate, derive from or are based on inventions disclosed and/or claimed in the Patents or could not be conceived, developed or reduced to practice but for the use of the inventions disclosed and/or claimed in the Patents.

5. Litigation. Upon the express written consent of Licensor (with such consent subject to Licensor’s reasonable discretion), Licensee shall have the sole right, but not the obligation, to commence any legal action or proceeding, or the filing of any counterclaim (each, an “Action”), related to any alleged infringement of the Patents with respect to Technologies Outside the Field. In the event that Licensee undertakes such an Action, the Parties agree to reasonably cooperate with each other, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Action, further including, but not limited to, Licensor consenting to be joined as a party plaintiff in such Action, provided that Licensee compensates Licensor for all reasonable costs and expenses incurred for such cooperation. To the extent Licensor’s interest in the Patent is not threatened to be adversely effected, Licensee shall control such Action, and Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement; provided, however, Licensee shall not settle or make any agreement that would have an adverse effect on Licensor’s rights under this Agreement and/or Licensor’s rights in and to the Patents within the Field, without the prior written consent of Licensor. Licensee shall keep Licensor reasonably apprised of the progress of any such Action. Licensor may, at its option and sole expense, be represented by counsel of its choice, but all other costs associated with any such Action shall be at the sole expense of Licensee.

6. Term and Termination. This Agreement shall continue in full force and effect for the full term of the Patents and shall automatically terminate after the last of the Patent(s) is either expired or abandoned (“Automatic Termination Date”). Notwithstanding the above, a Party shall have the right to terminate this Agreement before the Automatic Termination Date if, and only if, the other Party has: a) materially breached this Agreement and b) after having received written notice of the material breach, failed to cure the breach within forty-five (45) days of having received the written notice. Upon termination of this Agreement for any reason: (i) all rights granted under this Agreement will immediately cease and revert to Licensor, and (ii) all rights granted by Licensee to third parties under sublicenses will immediately cease. Termination of this Agreement shall not limit either Party from pursuing other remedies which may be available to it under this Agreement or any other agreement between the Parties. Notwithstanding any provision to the contrary, Sections 7 and 8 shall survive termination of this Agreement.

7. Warranties

7.1 Licensor hereby represents and warrants that it has the authority to grant the Exclusive License pursuant to this Agreement. Licensor does not warrant the validity of the Patents and makes no representations whatsoever with regard to the scope of the Patents or that the Patents may be exploited by Licensee without infringing other patents or the intellectual property rights of third parties.

7.2 Licensor expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability or fitness for any particular purpose of the Patents.

7.3 Each Party agrees that nothing in this Agreement shall modify, abrogate, or otherwise diminish its obligations made pursuant to the Patent Assignment Agreement and Restricted Stock Agreement executed on September 3, 2009.

8. General

8.1 Each Party shall obtain the other Party’s prior written approval, which approval shall not be unreasonably withheld, before using the other Party’s name, the name of the other Party’s product(s), employee(s), director(s), officer(s), or employer(s), or any adaptation of the same, in any advertising, promotional or sales literature.

8.2 This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to the conflicts of law provisions thereof. The Parties hereto irrevocably agree that any legal action or proceeding with respect to this Agreement shall only be brought in the federal or state courts in Missouri encompassing St. Louis County, Missouri, and each Party hereby irrevocably submits with regard to such action or proceeding to the exclusive jurisdiction of the aforesaid courts.

8.3 The Parties agree to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified counties. The Parties agree and give written assurance that they will comply with all United States laws and regulations controlling the export of commodities and technical data, that they will be solely responsible for any violation by themselves, their affiliates or their sublicensees, and that each Party will defend and hold the other Party harmless if any legal action of any nature occasioned by the violation.

8.4 Any notices required to be given or which shall be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

Licensee:	Virender and Sarah Sharma #### ####### ###### ######## ######, ####### #####

Licensor:	EndoStim, Inc. ##### ####### ####, ##### ### #########, ######## #####

8.5 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it will be considered severed from this Agreement. All other provisions, rights, and obligations continue without regard to the severed provision, provided that the remaining provisions of this Agreement are the intention of the Parties.

8.6 No Party is liable for failure to fulfill its obligations if the failure is due to a natural calamity, act of government, or similar cause beyond the control of the Party.

8.7 This Agreement constitutes the entire understanding between the Parties and no Party is obligated by any condition or representation other than those expressly stated or as may be subsequently agreed to by the Parties in writing.

8.8 The failure of any Party to assert a right under this Agreement, or to insist upon compliance with any term or condition of this Agreement, is not constitute a waiver of that right, or excuse a similar subsequent failure to perform any term or condition by the other Parties.

8.9 The Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated by this Agreement.

8.10 Licensee may only assign, by operation of law or otherwise, its rights, interests, and obligations under this Agreement to a third party with the written consent of Licensor.

8.11 This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. The Parties stipulate that a photocopy of an executed original will be admissible in evidence for all purposes in any proceeding as between the Parties.

8.12 The Parties are separate and independent entities. Except as may be expressly and unambiguously provided in this Agreement, no partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship. Except to the extent expressly provided in this Agreement, neither Party has, and neither Party shall attempt to assert, the authority to make commitments for or to bind the other Party to any obligation.

Signature page follows.

By signing below, Licensor and Licensee hereby agree to this Agreement as of the Effective Date.

LICENSEE:	LICENSOR:

ENDOSTIM, INC., a Delaware corporation

/s/ Virender K. Sharma
VIRENDER SHARMA, M.D.	By:
Name:
Title:

EXHIBIT A

The following patents, patent applications, any divisional, continuation, substitute, renewal or reissue of the applications and/or patents and any extensions or continuations (in whole or in part) thereof:

	Patent/Patent Application No.	Title	Date Filed	Date Issued

1.	U.S. Patent Application No. 12/359,317	Device and Implantation System for Electrical Stimulation of Biological Systems	January 25, 2009	Not Issued

2.	PCT Application No. PCT/US09/31935	Device and Implantation System for Electrical Stimulation of Biological Systems	January 25, 2009	Not Issued